Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of February 21, 2018, by and between Intersections Inc., a Delaware corporation, with offices at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 (the “Corporation”) and Melba M. Amissi (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive has been employed pursuant to an Employment Agreement dated as of February 17, 2017 (as amended, supplemented or otherwise modified from time to time, the “Predecessor Agreement”);
WHEREAS, the Corporation and the Executive desire to amend and restate the Predecessor Agreement;
WHEREAS, the Corporation desires to continue to employ the Executive and the Executive desires to accept such continued employment upon the terms and conditions contained in this Agreement;
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
  Employment. The Corporation hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, as the Chief Operating Officer of the Corporation under the terms and conditions set forth herein, commencing on the Effective Date.
2. Term. This Agreement and the Executive’s employment are for an indefinite term. Therefore, the Executive is employed on an at-will basis and either the Executive or the Corporation may terminate her employment at any time and for any reason, with or without “cause” including, without limitation, as defined in paragraph 6.c.; provided, however, other than in the case of termination by the Corporation for “cause” as defined in paragraph 6.c. or due to the Executive’s death or disability as set forth in paragraphs 6.a. or 6.b., both the Corporation and the Executive shall give the other 30 days’ prior written notice of termination. Notwithstanding the foregoing, the Corporation may, at its option, provide a cash payment up to 30 days’ Base Salary in lieu of such 30 days’ notice or any portion thereof.
3. Duties.
a. While the Executive is employed pursuant to this Agreement, she shall perform such duties and discharge such responsibilities as the Chief Executive Officer of the Corporation and the Board of Directors of the Corporation (the “Board of Directors”) shall from time to time direct, which duties and responsibilities shall be commensurate with the Executive’s position. The Executive shall perform her duties and discharge her responsibilities from the Corporation’s principal office in Chantilly, Virginia, other than normal and customary business travel, which is also a duty and requirement of the Executive’s employment with the Corporation. The Executive shall comply fully with all applicable laws, rules and regulations as well as with the Corporation’s policies and procedures. The Executive shall devote her entire working time to the business of the Corporation and shall use her best efforts, skills and abilities in her diligent and faithful performance of her duties and responsibilities hereunder. While the Executive is employed pursuant to this Agreement, she shall not engage in any other business activities or hold any office or position, regardless of whether any such activity, office or position is pursued for profit or other pecuniary advantage, without the prior written consent of the Corporation; provided, however, the Executive may engage in (i) personal investment activities for herself and her family and (ii) engage in non-profit, charitable and civic activities, so long as such outside interests set forth in subsections (i) and (ii) hereof do not interfere with the performance of her duties and responsibilities hereunder.
b. The Chief Executive Officer and the Board of Directors reserve the right from time to time to assign to the Executive additional duties and responsibilities and to delegate to other employees of the Corporation duties and responsibilities normally discharged by the Executive. All such assignments and delegations of duties and responsibilities shall be made in good faith and shall not materially affect the general character of the work to be performed by the Executive. The Executive shall hold such officerships and directorships in the Corporation and any subsidiary to which, from time to time, the Executive may be appointed or elected with no additional compensation payable to the Executive.
4. Compensation and Related Matters. As full compensation for the Executive’s performance of her duties and responsibilities during her employment pursuant to this Agreement, the Corporation shall pay the Executive the compensation and provide the benefits set forth below:
a. Base Salary. The Corporation shall pay the Executive an annual salary (the “Base Salary”) of $400,000 less applicable withholding and other deductions, payable in accordance with the Corporation’s then current payroll practices. The Base Salary will be reviewed at least annually by the Board of Directors (and/or the Compensation Committee thereof) and may be increased, but not decreased, in its sole discretion, in which event any increased Base Salary shall be deemed the Base Salary under this Agreement.
b. Bonus. For each calendar year of the Executive’s employment, the Executive shall be eligible to participate in the Corporation’s short term incentive compensation plan (the “STI Bonus Plan”) to be determined in the sole discretion of the Corporation’s Chief Executive Officer, subject to financial, tax and legal analysis, and the approval by the Board of Directors (and/or the Compensation Committee thereof). The Executive’s participation in the STI Bonus Plan shall be subject to the plan terms and conditions (which may be based on such factors as the Board of Directors (and/or the Compensation Committee thereof) determine in its or their sole discretion, including the performance of the Corporation and/or the Executive) adopted by the Board of Directors (and/or the Compensation Committee thereof). Without limiting the generality of the foregoing, to be eligible for a bonus under the STI Bonus Plan, the Executive must be in “active working status” at the time of bonus payment except as otherwise provided in paragraph 6 hereof. For purposes of this Agreement, “active working status” shall mean that the Executive has not resigned (or given notice of her intention to resign) and has not been terminated for any reason, with or without “cause” including, without limitation, as defined in paragraph 6.c. (or been given notice of termination).
c. Benefits. The Executive shall be eligible to participate in any health, welfare and retirement plans and programs (including, but not limited to, medical, dental, life insurance, disability and 401(k)), if any are adopted, of the Corporation and/or any employing subsidiary which may be in effect from time to time during the Executive’s employment by the Corporation and/or employing subsidiary, on the same basis as those benefits are generally made available to other senior executives of the Corporation and/or employing subsidiary, subject to the terms and conditions of such plans as may be in effect from time to time.

d. Equity Awards. The Executive shall be eligible to receive grants of 38,333 and 40,000 performance-based restricted stock units (at target) for 2018 and 2019, respectively, under the Corporation’s long-term incentive compensation plan as in effect from time to time, on terms and conditions consistent with the prior grants and provided the Executive is in “active working status” at the time of grant. The Executive shall be considered for equity or equity based awards by the Board of Directors (and/or Compensation Committee thereof) on a similar basis as generally made available to other senior officers of the Corporation (other than the Corporation’s Chairman and Chief Executive Officer). Any grants or awards under this paragraph 4.d. shall be made at the sole discretion of the Board of Directors and/or Compensation Committee thereof and the terms of such grants or awards, if any, shall be set forth in the applicable plans and award agreements.
e. Leave. The Executive shall be eligible to receive and take paid leave that the Corporation generally makes available to its senior officers in accordance with the Corporation’s leave policies (as may be revised from time to time).
f. Car Allowance. The Corporation shall provide the Executive with an annual car allowance (the “Car Allowance”), which shall be applied to the purchase or lease of a vehicle. The Car Allowance shall equal 4% of the Executive’s Base Salary, less applicable withholding and other deductions, and shall be divided into equal payments and paid on the same basis as the Corporation’s payroll. The Executive shall be responsible for the maintenance and operation of the vehicle and the costs associated with the same, including, without limitation, insurance.
g. Insurance, Indemnification and Related Matters. While the Executive is employed by the Corporation and for so long as there exists potential for liability thereafter with regard to the Executive’s activities during her employment on behalf of the Corporation or any of its subsidiaries or affiliates (regardless of whether as an employee, officer, or member of the Board of Directors or in any other capacity on behalf of the Corporation or any of its subsidiaries or affiliates), the Corporation shall (i) indemnify, defend and hold harmless the Executive and (ii) advance payment of costs and expenses incurred by the Executive in defense of any such action, suit or proceeding to which the Executive is made a party or is threatened to be made a party (provided the Executive shall repay such expenses in the event it is ultimately determined she is not entitled to such indemnification), in each case on terms and conditions no less favorable than the Corporation provides at any time during the Executive’s employment or afterwards to its other executive officers and members of the Board of Directors. During the Executive’s employment and for 6 years thereafter, the Executive shall be entitled, at the Corporation’s expense, to the same directors’ and officers’ liability insurance coverage that the Corporation provides generally to its other executive officers and members of the Board of Directors, as may be amended from time to time, provided that such insurance coverage following the Executive’s employment shall be on terms and conditions no less favorable to the Executive than those in effect at the expiration or termination of her employment. The rights provided by this paragraph 4.g. shall be in addition to any other rights to which the Executive may be entitled under any of the organizational documents of the Corporation or any of its subsidiaries or affiliates, any agreement, pursuant to any vote of the holders of equity interests or securities of the Corporation or any of its subsidiaries or affiliates, as a matter of law or otherwise.
5. Expenses. The Corporation or its subsidiaries shall reimburse the Executive for expenses which the Executive may from time to time reasonably incur on behalf of and at the request of the Corporation in the performance of her responsibilities and duties under this Agreement, provided that the Executive shall be required to account to the Corporation for such expenses in the manner prescribed by the Corporation.
6. Termination. This Agreement and the Executive’s employment shall terminate at any time in accordance with, and subject to, the terms and conditions set forth below:
a. immediately upon the Executive’s death; or
b. upon the Executive’s disability. For purposes of this Agreement, the term “disability” shall mean that the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the service provider’s employer; or
c. upon the existence of cause. For purposes of this Agreement, “cause” shall mean that the Executive: (i) has been convicted of, or entered a plea of nolo contendre to, a misdemeanor involving moral turpitude or any felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of fiduciary duty, fraud, gross negligence or willful misconduct; (iii) has engaged in conduct that violated the Corporation’s then existing internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of the Corporation or any of its subsidiaries; or (iv) after written notice to the Executive and a reasonable opportunity of at least 30 days to cure, the Executive shall continue (x) to be in material breach of the terms of this Agreement; (y) to fail or refuse to attend to the material duties and responsibilities reasonably assigned to her by the Chief Executive Officer and/or the Board of Directors consistent with her authority, position and responsibilities on the date hereof; or (z) to be absent excessively for reasons unrelated to disability; or
d. upon the existence of good reason. For purposes of this Agreement, the following shall constitute “good reason”: the existence of one or more of the following events has occurred without the written consent of the Executive: (i) a material reduction in the Executive’s Base Salary; (ii) the relocation of the Executive’s office to a location outside of a 30-mile radius from the Corporation’s present Chantilly, Virginia location; (iii) a material breach by the Corporation of the terms of this Agreement; or (iv) following a “change in control” as defined in paragraph 6.e. hereof, a material diminution in the Executive’s authority, duties or responsibilities; provided, however, that none of the events described herein will constitute good reason unless the Executive has first provided written notice to the Corporation of the occurrence of the applicable event(s) within 90 days of the initial existence of such event and the Corporation fails to cure such event within 30 days after its receipt of such written notice and, if uncured, the termination is effective (and the Executive terminates) as of the end of such 30 day cure period.
e. for the purposes of this Agreement, the term “change in control” shall mean that:
(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Corporation, Loeb Holding Corporation or any of its affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the Common Stock of the Corporation; or
(ii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with or into any other corporation, other than a merger or consolidation (x) with or into Loeb Holding Corporation or any of its affiliates or (y) which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or
(iii) the stockholders of the Corporation approve an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.
f. If the Executive’s employment is terminated by: (a) the Corporation pursuant to paragraph 6.c., or (b) the Executive other than pursuant to paragraph 6.d., then, in full satisfaction of the Corporation’s obligations under this Agreement, the Executive shall be entitled to receive (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; and (ii) medical benefit continuation at the Executive’s and/or her dependents’ expense as provided by law.
g. If the Executive’s employment is terminated: (a) pursuant to paragraph 6.a., by the Corporation pursuant to paragraph 6.b. or other than pursuant to paragraph 6.c. or (b) by the Executive pursuant to paragraph 6.d., then, in full satisfaction of the Corporation’s obligations under this Agreement, the Executive, her beneficiaries or estate, as appropriate, shall be entitled to receive: (i) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (ii) any cash bonus which would otherwise be payable to the Executive with respect to the year prior to the year of termination, to the extent such bonus is scheduled to be paid in the year of termination and not previously been paid, which shall be due and payable in the year of termination and at the same time as such bonuses for such year are paid to active employees (but no later than March 15th of the year of termination); (iii) the Severance Payments (as defined below); and (iv) medical benefit continuation at the Executive’s and/or her dependents’ expense as provided by law; provided, however, as additional consideration for the Release (as defined below), to the extent the Executive and/or her covered dependents elect medical continuation coverage, the Corporation will pay (or reimburse) the cost of medical benefit continuation (on the same basis and at the same cost as such benefits are currently provided to senior executives of the Corporation) for the Executive and any covered dependents for up to 18 months or until the Executive and/or her covered dependents are covered by another company’s group health insurance, whichever is sooner; and provided, further, that if the Corporation determines in good faith that its payment of such cost will result in the imposition of excise taxes or penalties on the Corporation and/or the insurance carrier with respect to such medical benefits, then the Corporation shall not pay (or reimburse) such cost and the Corporation shall provide an economically equivalent benefit or payment, to the extent that such benefit or payment is consistent with applicable law and will not result in the imposition of such excise taxes or penalties. Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to make any Severance Payments under sub-clause (iii) or provide any additional benefits under sub-clause (iv) of this paragraph 6.g unless (x) prior to the 60th day following the date of termination, the Executive executes a general release in form and content satisfactory to the Corporation (the “Release”) and (y) any applicable revocation period has expired during such 60-day period without the Executive revoking such Release.
h. For the purposes of this Agreement, the term “Severance Payments” shall mean:
(i) an amount equal to 1.5 times the Executive’s Base Salary (2.5 times the Executive’s Base Salary if the Executive’s employment is terminated upon, or within 12 months following, a change in control), to be paid on the 60th day following the date of such termination; and
(ii) if (and only if) such termination occurs between July 1st and December 31st of any calendar year, the actual cash bonus, if any, that (but for the termination of employment of the Executive) would have otherwise been payable to the Executive for the calendar year in which the termination occurs based on the actual performance of the Corporation (and, if applicable, the Executive) for such calendar year and pro-rated on a daily basis (determined by dividing the number of calendar days employed during the year by 365), to be paid (if applicable) when the Corporation pays performance bonuses to the Corporation’s other senior executives for the calendar year during which the termination occurred but no later than March 15th following the end of such calendar year.
i. The Executive hereby acknowledges that she is employed by the Corporation for an indefinite term and nothing in this Agreement, including, without limitation,

this paragraph 6, changes the at-will nature of her employment.
7. Confidential and Proprietary Information; Work Product; Warranty; Non-Competition; Non-Solicitation; Non-Disparagement, Etc.
a. Confidentiality. The Executive acknowledges and agrees that there are certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by the Corporation and which are used by the Corporation in its business. Confidential Information shall include, without limitation: (i) customer lists and supplier lists; (ii) the details of the Corporation’s relationships with its customers, including, without limitation, the financial relationship with a customer, knowledge of the internal “politics”/workings of a customer organization, a customer’s technical needs and job specifications, knowledge of a customer’s strategic plans and the identities of contact persons within a customer’s organization; (iii) the Corporation’s marketing and development plans, business plans; and (iv) other information proprietary to the Corporation’s business. The Executive shall not, at any time during or after her employment hereunder, use or disclose such Confidential Information, except to authorized representatives of the Corporation or the customer or as required in the performance of her duties and responsibilities hereunder. The Executive shall return all customer and/or Corporation property, such as computers, software and cell phones, and documents (and any copies including, without limitation, in machine or human-readable form), to the Corporation when her employment terminates. The Executive shall not be required to keep confidential any Confidential Information which (x) is or becomes publicly available through no fault of the Executive, (y) is already in her possession (unless obtained from the Corporation or one of its customers) or (z) is required to be disclosed by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the Executive shall provide the Corporation written notice of any such order prior to such disclosure to the extent practicable under the circumstances and permitted by applicable law. Further, the Executive shall be free to use and employ her general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of her duties and responsibilities hereunder, so long as she applies such information without disclosure or use of any Confidential Information.
b. Work Product. The Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by her during her employment by the Corporation and for a period of 6 months thereafter, that (i) relate, whether directly or indirectly, to the Corporation’s actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by the Executive on the Corporation’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. Section 101 et seq.) (the “Work Product”). All Work Product shall be and remain the property of the Corporation. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of her right, title and interest in and to the Work Product to the Corporation in perpetuity or for the longest period otherwise permitted by law. Consistent with her recognition of the Corporation’s absolute ownership of all Work Product, the Executive agrees that she shall (i) not use any Work Product for the benefit of any party other than the Corporation and (ii) at the Corporation’s sole expense, perform such acts and execute such documents and instruments as the Corporation may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Corporation; provided, however, if following 10 days’ written notice from the Corporation, the Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, she hereby appoints any of the Corporation’s officers as her attorney-in-fact to execute such documents on her behalf. This agency is coupled with an interest and is irrevocable without the Corporation’s prior written consent.

c. Warranty. The Executive represents and warrants to the Corporation that (i) there are no claims that would adversely affect her ability to assign all right, title and interest in and to the Work Product to the Corporation; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; (iii) the Executive has the legal right to grant the Corporation the assignment of her interest in the Work Product as set forth in this Agreement; and (iv) she has not brought and will not bring to her employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information, or computer software, except for software that she has a right to use for the purpose for which it shall be used, in her employment hereunder.
d. Non-Competition; Non Solicitation. The Executive agrees that during her employment by the Corporation and for 18 months thereafter, regardless of the circumstances which result in her termination, she shall not within the continental United States or Canada (i) engage or attempt to engage, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, in any business activity which is the same as, substantially similar to or directly competitive with the Corporation; (ii) solicit or attempt to solicit, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, any person or entity which is then a customer of the Corporation or has been a customer or solicited by the Corporation in the preceding 18-month period, to purchase products or services directly competitive with those sold or provided by the Corporation from any entity other than the Corporation; (iii) solicit for employment, engage and/or hire, whether directly or indirectly, any individual who is then employed by the Corporation or engaged by the Corporation as an independent subcontractor or consultant; and/or (iv) encourage or induce, whether directly or indirectly, any individual who is then employed by the Corporation or engaged by the Corporation as an independent contractor or consultant to end his/her business relationship with the Corporation; provided, however, nothing in this paragraph 7.d. shall prevent the Executive from owning, solely as an investment, up to 5% of the securities of any publicly-traded company.
e. Non-Disparagement. During the Executive’s employment and at any time thereafter, the Executive agrees not to disparage, either orally or in writing, in any material respect the Corporation or any of its current or former employees, officers or directors, and will not authorize others to do so on Executive’s behalf. Notwithstanding the foregoing, nothing in this paragraph 7.e. shall preclude the Executive from (i) enforcing her rights under this

Agreement or responding truthfully to legal process or governmental inquiry, (ii) in the course of and consistent with her duties for the Corporation, evaluating or discussing the performance or conduct of other officers and/or employees, including in connection with performance evaluations or (iii) providing truthful testimony or information in any proceeding or in response to any request from any governmental agency or any judicial, arbitral or self-regulatory forum or as otherwise required by law, subject to the Executive providing the Corporation with as much prior written notice as is practicable under the circumstances and permitted by law. Nothing in this Agreement or otherwise shall prohibit the Executive from making a report to any governmental agency or entity, including, but not limited to the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, if she has a reasonable belief that there has been a potential violation of federal or state law or regulation or from making other disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation. No prior authorization to make any such reports or disclosures is required and the Executive is not required to notify the Corporation that she has made such reports or disclosures. The Executive, however, may not waive the Corporation’s attorney-client privilege.
f. Cooperation. The Executive agrees, without receiving additional compensation and upon reasonable notice, to cooperate fully with the Corporation and its legal counsel on any matters relating to the Executive’s employment with the Corporation in which the Corporation reasonably determines that the Executive’s cooperation is necessary or appropriate. The Corporation shall reimburse the Executive for reasonable and pre-approved travel and other similar out-of-pocket expenses incurred as a result of any such cooperation.
g. Injunctive Relief; Remedy. The Executive acknowledges that a breach or threatened breach of any of the terms set forth in this paragraph 7 shall result in an irreparable and continuing harm to the Corporation for which there may be no adequate remedy at law. The Corporation shall, without posting a bond, be entitled to seek injunctive and other equitable relief, in addition to any other remedies available to the Corporation.
h. Essential and Independent Agreements. It is understood by the parties hereto that the Executive’s obligations and the restrictions and remedies set forth in this paragraph 7 are essential elements of this Agreement and that but for her agreement to comply with and/or agree to such obligations, restrictions and remedies, the Corporation would not have entered into this Agreement or employed (or continued to employ) her. The Executive’s obligations and the restrictions and remedies set forth in this paragraph 7 are independent agreements and the existence of any claim or claims by her against the Corporation under this Agreement or otherwise will not excuse her breach of any of her obligations or affect the restrictions and remedies set forth under this paragraph 7.
i. Survival of Terms; Representations. The Executive’s obligations under this paragraph 7 shall remain in full force and effect notwithstanding the termination of her employment. The Executive acknowledges that she is sophisticated in business, and that the restrictions and remedies set forth in this paragraph 7 do not create an undue hardship on her and will not prevent her from earning a livelihood. The Executive further acknowledges that she has had a sufficient period of time within which to review this Agreement, including, without limitation, this paragraph 7, with an attorney of her choice and she has done so to the extent she desired. The Executive and the Corporation agree that the restrictions and remedies contained in this paragraph 7 are reasonable and necessary to protect the Corporation’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that she and the Corporation intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. The Executive agrees that given the scope of the Corporation’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Corporation the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.
j.  “Corporation”. For purposes of the provisions of this paragraph 7, the term “Corporation” shall be deemed to include the Corporation and any of its subsidiaries and/or controlled affiliates as well as any successor to all or any material portion of the business and/or assets of the Corporation or any of its subsidiaries.
8. Successors. This Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives and successors and assigns. However, the Executive’s performance hereunder is personal to the Executive and shall not be assignable by the Executive. The Corporation may assign this Agreement and its rights and obligations to any affiliate or to any successor to all or substantially all of the business and/or assets of the Corporation, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.
9. Miscellaneous.
a. Compliance with Section 409A.
(i) It is the intention of the parties that all payments and benefits under this Agreement (and any amendment hereto) shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code and the rules, regulations and notices thereunder (“Code Section 409A”), to the extent applicable. Any ambiguity in this Agreement (or any amendment hereto) shall be interpreted to comply with the above. The Executive acknowledges that the Corporation has made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain her own tax advice. Each amount or benefit payable pursuant to this Agreement (and any amendment hereto) shall be deemed a separate payment for purposes of Code Section 409A. For all purposes under this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Code Section 409A. Without limiting the generality of the foregoing, for purposes of this Agreement (including paragraph 6 hereof), the Executive shall be considered to have a termination of employment only if such termination is a “separation from service” within the meaning of Code Section 409A.
(ii) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Code Section 409A, (A) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Executive that may be reimbursed or paid under the terms of the Corporation’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (B) all such expenses eligible for reimbursement hereunder shall be paid to the Executive no later than December 31st of the calendar year following the calendar year in which such expenses were incurred or such earlier date as provided under the Corporation’s policies; and (C) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.
(iii) Notwithstanding anything else in this Agreement to the contrary, if any payments or benefits under this Agreement, including the Severance Payments payable under paragraph 6.g. above, constitute “nonqualified deferred compensation” subject to Code Section 409A at the date of employment termination, then such payment, to the extent required under Code Section 409A, shall be made (or begin to be made) six months and one day after the Executive’s “separation from service” as defined in Code Section 409A(a)(2)(A)(i) (or if earlier the date of the Executive’s death), if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and as reasonably determined in good faith by the Corporation. In the event that any payment is subject to the foregoing delay, then the Corporation shall (provided it shall not result in the imposition of additional taxes by reason of Code Section 409A(b)(2)), at its sole expense, (A) contribute the amount of such payments to an irrevocable grantor trust in the form prescribed by Revenue Procedure 92-64 (the “Trust”) within 60 days after the Executive’s termination of employment, and (B) direct the trustee of the Trust to pay such amount, together with the earnings of the Trust, less applicable withholding and payroll deductions, to the Executive on the first day following the expiration of such delay or, if earlier, the Executive’s death (subject only to the limitations with respect to the Corporation’s insolvency, if any, as prescribed under the Trust and required to satisfy Revenue Procedure 92-64).
b. Clawback. Notwithstanding any other provision of this Agreement to the contrary, any incentive compensation (whether cash or equity) received by the Executive which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Corporation adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) (any “Policy”). The Executive agrees and consents to the Corporation’s application, implementation and enforcement of (i) any Policy and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of incentive compensation, and expressly agrees that the Corporation may take such actions as are necessary to effectuate any Policy, any similar policy (as applicable to the Executive) or applicable law without further consent or action being required by the Executive. To the extent that the terms of this Agreement and any Policy conflict, then the terms of such Policy shall prevail.
c. Waiver; Amendment. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term,

provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times. This Agreement may be amended or modified only by a writing signed by both parties hereto.
d. Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to principles of conflicts of law. The parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the Eastern District of Virginia or Fairfax County, Virginia, and by the execution and delivery of this Agreement, each of the parties hereto accepts for itself the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any proceedings, and waives any objection to venue laid therein. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT SHE OR IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT.
e. Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive’s W-2 earnings statements or 1099 statements. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
f. Paragraph Captions. Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
g. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
h. Integrated Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, including, without limitation, the Predecessor Agreement which shall be of no force and effect upon this Agreement becoming effective, understandings, memoranda, term sheets, conversations and negotiations. There are no agreements, understandings, restrictions, representations or warranties between the parties other than those set forth herein or herein provided for.
i. Interpretation; Counterparts. No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. For purposes of this Agreement: “herein,” “hereby,” “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

j. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, by facsimile (with confirmation of transmission), by e-mail, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive, at the Executive’s address as it appears in the Corporation’s records;
If to the Corporation:
Intersections Inc. 3901 Stonecroft Boulevard Chantilly, Virginia 20151 Attention: Chief Legal Officer Facsimile: 703-488-1757
with copies (which shall not constitute notice) to:
Kramer Levin Naftalis & Frankel 1177 Avenue of The Americas New York, New York 10036 Attention: Todd E. Lenson Facsimile: 212-715-8216
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.
k. No Limitations. The Executive represents her employment by the Corporation hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which she is a party or to which she may be subject.
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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

	INTERSECTIONS INC.	EXECUTIVE
By:	/s/ Michael Stanfield	/s/ Melba M. Amissi
	Michael Stanfield	Melba M. Amissi
Chairman of the Board